The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 5, 2024

Citigroup Global Markets Holdings Inc.	August , 2024 Medium-Term Senior Notes, Series N Pricing Supplement No. 2024-USNCH23058 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-270327 and 333-270327-01

Contingent Barrier Digital Notes Based on the Worst Performing of the Russell 2000® Index and the S&P 500® Index Due August   , 2025

Overview

▪	The securities offered by this pricing supplement are unsecured senior debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Unlike conventional debt securities, the securities do not pay interest and do not repay a fixed amount of principal at maturity. Instead, the securities offer a payment at maturity that may be greater than or less than the stated principal amount, depending on the performance of the worst performing of the underlyings specified below from its initial underlying value to its final underlying value.
▪	The securities offer a fixed return at maturity so long as the worst performing underlying does not depreciate by more than 30.00% from its initial underlying value to its final underlying value. In exchange for this feature, investors in the securities must be willing to forgo (i) participation in any appreciation of the worst performing underlying beyond the fixed return, (ii) any dividends that may be paid on the stocks that constitute any underlying and (iii) interest on the securities. In addition, investors in the securities must be willing to accept full downside exposure to the worst performing underlying if it depreciates by more than 30.00% from its initial underlying value to its final underlying value. If the worst performing underlying depreciates by more than 30.00% from its initial underlying value to its final underlying value, you will lose 1% of the stated principal amount of your securities for every 1% by which its final underlying value is less than its initial underlying value. There is no minimum payment at maturity.
▪	You will be subject to risks associated with each of the underlyings and will be negatively affected by adverse movements in any one of the underlyings.
▪	In order to obtain the modified exposure to the worst performing underlying that the securities provide, investors must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the securities if we and Citigroup Inc. default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.
KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Underlyings:	Underlying	Initial underlying value*	Barrier value**
	Russell 2000® Index	2,109.310	1,476.517
	S&P 500® Index	5,346.56	3,742.592
*For each underlying, its closing value on the strike date **For each underlying, 70.00% of its initial underlying value
Aggregate stated principal amount:	$
Stated principal amount:	$1,000 per security
Strike date:	August 2, 2024
Pricing date:	August , 2024 (expected to be August 5, 2024)
Issue date:	August , 2024 (expected to be August 8, 2024)
Final valuation dates:	Expected to be August 11, 2025, August 12, 2025, August 13, 2025, August 14, 2025 and August 15, 2025, subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur
Maturity date:	August , 2025 (expected to be August 20, 2025), subject to postponement as described under “Additional Information” below
Payment at maturity:

For each $1,000 stated principal amount security you hold at maturity, you will receive the following amount in U.S. dollars:

▪   If the final underlying value of the worst performing underlying is greater than or equal to its barrier value:
  $1,000 + the fixed return amount

▪   If the final underlying value of the worst performing underlying is less than its barrier value:
  $1,000 + ($1,000 × underlying return of the worst performing underlying)

If the final underlying value of the worst performing underlying is less than its barrier value, your payment at maturity will be less, and possibly significantly less, than $700 per security. You should not invest in the securities unless you are willing and able to bear the risk of losing up to all of your investment.

Final underlying value:	For each underlying, the arithmetic average of its closing values on each of the five final valuation dates
Worst performing underlying:	The underlying with the lowest underlying return
Underlying return:	For each underlying, (i) its final underlying value minus its initial underlying value, divided by (ii) its initial underlying value
Fixed return amount:	$101.00 per security (10.10% of the stated principal amount). You will receive the fixed return amount only if the final underlying value of the worst performing underlying is greater than or equal to its barrier value.
Listing:	The securities will not be listed on any securities exchange
CUSIP / ISIN:	17332MZN7 / US17332MZN72
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)(2)	Underwriting fee(3)	Proceeds to issuer(3)
Per security:	$1,000.00	$2.60	$997.40
Total:	$	$	$

(1) Citigroup Global Markets Holdings Inc. currently expects that the estimated value of the securities on the pricing date will be at least $941.00 per security, which will be less than the issue price. The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) The issue price for investors purchasing the securities in fiduciary accounts is $995.00 per security.

(3) CGMI will receive an underwriting fee of $2.60 for each security sold in this offering. J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the securities and, from the underwriting fee to CGMI, will receive a placement fee of $2.60 for each security they sell in this offering to accounts other than fiduciary accounts. CGMI and the placement agents will forgo an underwriting fee and placement fee for sales to fiduciary accounts. For more information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting fee, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.
Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, which can be accessed via the hyperlinks below:

Product Supplement No. EA-02-10 dated March 7, 2023	Underlying Supplement No. 11 dated March 7, 2023

Prospectus Supplement and Prospectus each dated March 7, 2023

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.
Contingent Barrier Digital Notes Based on the Worst Performing of the Russell 2000® Index and the S&P 500® Index Due August , 2025

Additional Information

General. The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect your payment at maturity. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index —Discontinuance or Material Modification of an Underlying Index,” and not in this pricing supplement (except as set forth in the next paragraph). The accompanying underlying supplement contains important disclosures regarding each underlying that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in deciding whether to invest in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Postponement of a Final Valuation Date; Postponement of the Maturity Date. If any scheduled final valuation date is not a scheduled trading day for an underlying, that final valuation date will be postponed to the next succeeding scheduled trading day for that underlying. In addition, if a market disruption event occurs on any scheduled final valuation date in respect to an underlying, the calculation agent may, but is not required to, postpone that final valuation date to the next succeeding scheduled trading day for that underlying on which a market disruption event does not occur with respect to that underlying. If any final valuation date is postponed for an underlying so that it coincides with a subsequent scheduled final valuation date, each such subsequent final valuation date for that underlying will be postponed to the next succeeding scheduled trading day for that underlying (subject to further postponement as provided above if a market disruption event occurs with respect to that underlying on such succeeding scheduled trading day). However, in no event will any scheduled final valuation date for an underlying be postponed more than five scheduled trading days for that underlying after that originally scheduled final valuation date as a result of a market disruption event occurring on that scheduled final valuation date or on an earlier scheduled final valuation date (in each case, as any such scheduled final valuation date may be postponed). The postponement of a final valuation date for one underlying will not result in the postponement of a final valuation date for the other underlying. If the last final valuation date is postponed for an underlying so that it falls less than three business days prior to the scheduled maturity date, the maturity date will be postponed to the third business day after the last final valuation date for an underlying as postponed. The provisions in this paragraph supersede the related provisions in the accompanying product supplement to the extent the provisions in this paragraph are inconsistent with those provisions. The terms “scheduled trading day” and “market disruption event” are defined in the accompanying product supplement.

August 2024	PS-2

Citigroup Global Markets Holdings Inc.
Contingent Barrier Digital Notes Based on the Worst Performing of the Russell 2000® Index and the S&P 500® Index Due August , 2025

Hypothetical Examples

The diagram below illustrates your payment at maturity for a range of hypothetical underlying returns of the worst performing underlying.

Investors in the securities will not receive any dividends that may be paid on the stocks that constitute the underlyings. The diagram and examples below do not show any effect of lost dividend yield over the term of the securities. See “Summary Risk Factors—Investing in the securities is not equivalent to investing in the underlyings or the stocks that constitute the underlyings” below.

Contingent Barrier Digital Notes Payment at Maturity Diagram

■ The Securities	■ Underlying Return of the Worst Performing Underlying
August 2024	PS-3

Citigroup Global Markets Holdings Inc.
Contingent Barrier Digital Notes Based on the Worst Performing of the Russell 2000® Index and the S&P 500® Index Due August , 2025

The table and examples below illustrate various hypothetical payments at maturity assuming hypothetical initial underlying values of 100.00, hypothetical barrier values of 70.00 and various hypothetical final underlying values. Your actual payment at maturity per security will depend on the actual initial underlying values and barrier values and the actual final underlying value of the worst performing underlying and may differ substantially from the examples shown. It is impossible to predict whether you will realize a gain or loss on your investment in the securities. Figures in the table and examples below have been rounded for ease of analysis. The table and examples below are intended to illustrate how your payment at maturity will depend on whether the final underlying value of the worst performing underlying is greater than or less than its initial underlying value and by how much.

Hypothetical Final Underlying Value of the Worst Performing Underlying	Hypothetical Underlying Return of the Worst Performing Underlying	Hypothetical Payment at Maturity per Security	Hypothetical Total Return on Securities at Maturity(1)
200.00	100.00%	$1,101.00	10.10%
190.00	90.00%	$1,101.00	10.10%
180.00	80.00%	$1,101.00	10.10%
170.00	70.00%	$1,101.00	10.10%
160.00	60.00%	$1,101.00	10.10%
150.00	50.00%	$1,101.00	10.10%
140.00	40.00%	$1,101.00	10.10%
130.00	30.00%	$1,101.00	10.10%
120.00	20.00%	$1,101.00	10.10%
110.00	10.00%	$1,101.00	10.10%
105.00	5.00%	$1,101.00	10.10%
101.00	1.00%	$1,101.00	10.10%
100.00	0.00%	$1,101.00	10.10%
95.00	-5.00%	$1,101.00	10.10%
90.00	-10.00%	$1,101.00	10.10%
80.00	-20.00%	$1,101.00	10.10%
70.00	-30.00%	$1,101.00	10.10%
69.99	-30.01%	$699.90	-30.01%
60.00	-40.00%	$600.00	-40.00%
50.00	-50.00%	$500.00	-50.00%
40.00	-60.00%	$400.00	-60.00%
30.00	-70.00%	$300.00	-70.00%
20.00	-80.00%	$200.00	-80.00%
10.00	-90.00%	$100.00	-90.00%
0.00	-100.00%	$0.00	-100.00%

(1) Hypothetical total return on securities at maturity = (i) hypothetical payment at maturity per security minus $1,000 stated principal amount per security, divided by (ii) $1,000 stated principal amount per security

Example 1—Upside Scenario A. The hypothetical final underlying value of the worst performing underlying is 105.00 (a 5.00% increase from its hypothetical initial underlying value), which is greater than its hypothetical barrier value.

Underlying	Hypothetical final underlying value	Hypothetical underlying return
Russell 2000® Index*	105.00	5.00%
S&P 500® Index	140.00	40.00%

* Worst performing underlying

Payment at maturity per security = $1,000 + the fixed return amount

= $1,000.00 + $101.00

= $1,101.00

Because the worst performing underlying appreciated from its hypothetical initial underlying value to its hypothetical final underlying value, your payment at maturity in this scenario would be equal to the $1,000 stated principal amount per security plus the fixed return amount, or $1,101.00 per security.

August 2024	PS-4

Citigroup Global Markets Holdings Inc.
Contingent Barrier Digital Notes Based on the Worst Performing of the Russell 2000® Index and the S&P 500® Index Due August , 2025

Example 2—Upside Scenario B. The hypothetical final underlying value of the worst performing underlying is 140.00 (a 40.00% increase from its hypothetical initial underlying value), which is greater than its hypothetical barrier value.

Underlying	Hypothetical final underlying value	Hypothetical underlying return
Russell 2000® Index*	140.00	40.00%
S&P 500® Index	160.00	60.00%

* Worst performing underlying

Payment at maturity per security = $1,000 + the fixed return amount

= $1,000.00 + $101.00

= $1,101.00

Because the worst performing underlying appreciated from its hypothetical initial underlying value to its hypothetical final underlying value, your payment at maturity in this scenario would be equal to the $1,000 stated principal amount per security plus the fixed return amount, or $1,101.00 per security. In this scenario, the fixed return percentage is less than the appreciation of the worst performing underlying, and as a result an investment in the securities would underperform a hypothetical alternative investment providing 1-to-1 exposure to the appreciation of the worst performing underlying without a fixed return.

Example 3—Upside Scenario C. The hypothetical final underlying value of the worst performing underlying is 95.00 (a 5.00% decrease from its hypothetical initial underlying value), which is greater than its hypothetical barrier value.

Underlying	Hypothetical final underlying value	Hypothetical underlying return
Russell 2000® Index*	95.00	-5.00%
S&P 500® Index	160.00	60.00%

* Worst performing underlying

Payment at maturity per security = $1,000 + the fixed return amount

= $1,000.00 + $101.00

= $1,101.00

Because the worst performing underlying depreciated from its hypothetical initial underlying value to its hypothetical final underlying value by less than 30.00%, your payment at maturity in this scenario would be equal to the $1,000 stated principal amount per security plus the fixed return amount, or $1,101.00 per security.

Example 4—Downside Scenario. The hypothetical final underlying value of the worst performing underlying is 30.00 (a 70.00% decrease from its hypothetical initial underlying value), which is less than its hypothetical barrier value.

Underlying	Hypothetical final underlying value	Hypothetical underlying return
Russell 2000® Index*	30.00	-70.00%
S&P 500® Index	160.00	60.00%

* Worst performing underlying

Payment at maturity per security = $1,000 + ($1,000 × the underlying return of the worst performing underlying)

= $1,000 + ($1,000 × -70.00%)

=$1,000 + -$700.00

= $300.00

Because the worst performing underlying depreciated from its hypothetical initial underlying value to its hypothetical final underlying value by more than 30.00%, your payment at maturity in this scenario would reflect 1-to-1 exposure to the negative performance of the worst performing underlying.

August 2024	PS-5

Citigroup Global Markets Holdings Inc.
Contingent Barrier Digital Notes Based on the Worst Performing of the Russell 2000® Index and the S&P 500® Index Due August , 2025

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with the underlyings. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisors as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-7 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	You may lose a significant portion or all of your investment. Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity. Instead, your payment at maturity will depend on the performance of the worst performing underlying. If the final underlying value of the worst performing underlying is less than its barrier value, you will lose 1% of the stated principal amount of the securities for every 1% by which the final underlying value of the worst performing underlying is less than its initial underlying value. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment.

▪	The initial underlying values, set on the strike date, may be higher than the closing values of the underlyings on the pricing date. If the closing values of the underlyings on the pricing date are less than the initial underlying values set on the strike date, the terms of the securities may be less favorable to you than the terms of an alternative investment that may be available to you that offers a similar payout as the securities but with the initial underlying values set on the pricing date.

▪	The barrier feature of the securities exposes you to particular risks. If the final underlying value of the worst performing underlying is less than its barrier value, the fixed return at maturity will not apply and you will lose 1% of the stated principal amount of the securities for every 1% by which the final underlying value of the worst performing underlying is less than its initial underlying value. Unlike securities with a non-contingent buffer feature, the securities offer no protection at all if the worst performing underlying depreciates by more than 30.00% from its initial underlying value to its final underlying value. As a result, you may lose your entire investment in the securities.

▪	Your potential return on the securities is limited. Your potential total return on the securities at maturity is limited to the fixed return at maturity of 10.10%. If the worst performing underlying appreciates by more than the fixed return at maturity, the securities will underperform a direct investment in the worst performing underlying. Your return on the securities could underperform a direct investment in the worst performing underlying even if the worst performing underlying appreciates by less than the fixed return at maturity because, unlike a direct investment in the stocks that constitute the worst performing underlying, investors in the securities will not receive any dividends paid on the stocks that constitute the worst performing underlying over the term of the securities.

▪	The securities are subject to heightened risk because they have multiple underlyings. The securities are more risky than similar investments that may be available with only one underlying. With multiple underlyings, there is a greater chance that any one underlying will perform poorly, adversely affecting your return on the securities.

▪	The securities are subject to the risks of each of the underlyings and will be negatively affected if any one underlying performs poorly. You are subject to risks associated with each of the underlyings. If any one underlying performs poorly, you will be negatively affected. The securities are not linked to a basket composed of the underlyings, where the blended performance of the underlyings would be better than the performance of the worst performing underlying alone. Instead, you are subject to the full risks of whichever of the underlyings is the worst performing underlying.

▪	You will not benefit in any way from the performance of any better performing underlying. The return on the securities depends solely on the performance of the worst performing underlying, and you will not benefit in any way from the performance of any better performing underlying.

▪	You will be subject to risks relating to the relationship between the underlyings. It is preferable from your perspective for the underlyings to be correlated with each other, in the sense that their closing values tend to increase or decrease at similar times and by similar magnitudes. By investing in the securities, you assume the risk that the underlyings will not exhibit this relationship. The less correlated the underlyings, the more likely it is that any one of the underlyings will perform poorly over the term of the securities. All that is necessary for the securities to perform poorly is for one of the underlyings to perform poorly. It is impossible to

August 2024	PS-6

Citigroup Global Markets Holdings Inc.
Contingent Barrier Digital Notes Based on the Worst Performing of the Russell 2000® Index and the S&P 500® Index Due August , 2025

predict what the relationship between the underlyings will be over the term of the securities. The underlyings differ in significant ways and, therefore, may not be correlated with each other.

▪	The securities do not pay interest. Unlike conventional debt securities, the securities do not pay interest or any other amounts prior to maturity. You should not invest in the securities if you seek current income during the term of the securities.

▪	Investing in the securities is not equivalent to investing in the underlyings or the stocks that constitute the underlyings. You will not have voting rights, rights to receive dividends or other distributions or any other rights with respect to the stocks that constitute the underlyings. The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the securities.

▪	The payment at maturity on the securities is based on the arithmetic average of the closing value of the worst performing underlying on each of the five final valuation dates. As a result, you are subject to the risk that the closing value of the worst performing underlying on those five final valuation dates will result in a less favorable return than you would have received had the final underlying value of the worst performing underlying been based on the closing value of the worst performing underlying on other days during the term of the securities. If you had invested in another instrument linked to the worst performing underlying that you could sell for full value at a time selected by you, you might have achieved better returns. In addition, because the final underlying value of the worst performing underlying is based on the average of the closing values of the worst performing underlying on each of the five final valuation dates, your return on the securities may be less favorable than it would have been if it were based on the closing value of the worst performing underlying on only one of those five final valuation dates.

▪	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

▪	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

▪	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) the placement fees paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of, and correlation between, the closing values of the underlyings, dividend yields on the stocks that constitute the underlyings and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any

August 2024	PS-7

Citigroup Global Markets Holdings Inc.
Contingent Barrier Digital Notes Based on the Worst Performing of the Russell 2000® Index and the S&P 500® Index Due August , 2025

purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the securities, which do not bear interest.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

▪	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the closing values of the underlyings, the volatility of, and correlation between, the closing values of the underlyings and a number of other factors, including the price and volatility of the stocks that constitute the underlyings, the dividend yields on the stocks that constitute the underlyings, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the value of the underlyings may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

▪	The Russell 2000® Index is subject to risks associated with small capitalization stocks. The stocks that constitute the Russell 2000® Index are issued by companies with relatively small market capitalization. The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies. These companies tend to be less well-established than large market capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

▪	Our offering of the securities does not constitute a recommendation of any underlying by CGMI or its affiliates or by the placement agents or their affiliates. The fact that we are offering the securities does not mean that we believe, or that the placement agents or their affiliates believe, that investing in an instrument linked to the underlyings is likely to achieve favorable returns. In fact, as we and the placement agents are part of global financial institutions, our affiliates and the placement agents and their affiliates may have positions (including short positions) in the stocks that constitute the underlyings or in instruments related to the underlyings or such stocks over the term of the securities, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlyings. These and other activities of our affiliates or the placement agents or their affiliates may affect the value of the underlyings in a way that has a negative impact on your interests as a holder of the securities.

▪	The value of an underlying may be adversely affected by our or our affiliates’ hedging and other trading activities. We expect to hedge our obligations under the securities through CGMI or other of our affiliates, who may take positions directly in the stocks that constitute the underlyings and other financial instruments related to the underlyings or such stocks and may adjust such positions during the term of the securities. Our affiliates and the placement agents and their affiliates also trade the stocks that constitute the underlyings and other financial instruments related to the underlyings or such stocks on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the value of the underlyings in a way that negatively affects the value of the securities.

August 2024	PS-8

Citigroup Global Markets Holdings Inc.
Contingent Barrier Digital Notes Based on the Worst Performing of the Russell 2000® Index and the S&P 500® Index Due August , 2025

They could also result in substantial returns for us or our affiliates or the placement agents or their affiliates while the value of the securities declines.

▪	We and our affiliates or the placement agents or their affiliates may have economic interests that are adverse to yours as a result of our affiliates’ or their business activities. Our affiliates or the placement agents or their affiliates may currently or from time to time engage in business with the issuers of the stocks that constitute the underlyings, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, we or our affiliates or the placement agents or their affiliates may acquire non-public information about such issuers, which we and they will not disclose to you. Moreover, if any of our affiliates or the placement agents or their affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against such issuer that are available to them without regard to your interests.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur, such as market disruption events or the discontinuance of an underlying, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your payment at maturity. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

▪	Changes that affect the underlyings may affect the value of your securities. The sponsors of the underlyings may at any time make methodological changes or other changes in the manner in which they operate that could affect the values of the underlyings. We are not affiliated with any such underlying sponsor and, accordingly, we have no control over any changes any such sponsor may make. Such changes could adversely affect the performance of the underlyings and the value of and your return on the securities.

▪	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. For example, as discussed below, there is a substantial risk that the IRS could seek to treat the securities as debt instruments. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

If you are a non-U.S. investor, you should review the discussion of withholding tax issues in “United States Federal Tax Considerations—Non-U.S. Holders” below.

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

August 2024	PS-9

Citigroup Global Markets Holdings Inc.
Contingent Barrier Digital Notes Based on the Worst Performing of the Russell 2000® Index and the S&P 500® Index Due August , 2025

Information About the Russell 2000® Index

The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. All stocks included in the Russell 2000® Index are traded on a major U.S. exchange. It is calculated and maintained by FTSE Russell.

Please refer to the section “Equity Index Descriptions— The Russell Indices” in the accompanying underlying supplement for additional information.

We have derived all information regarding the Russell 2000® Index from publicly available information and have not independently verified any information regarding the Russell 2000® Index. This pricing supplement relates only to the securities and not to the Russell 2000® Index. We make no representation as to the performance of the Russell 2000® Index over the term of the securities.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the Russell 2000® Index is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Historical Information

The closing value of the Russell 2000® Index on August 2, 2024 was 2,109.310.

The graph below shows the closing values of the Russell 2000® Index for each day such value was available from January 2, 2014 to August 2, 2024. We obtained the closing values from Bloomberg L.P., without independent verification. You should not take the historical closing values as an indication of future performance.

Russell 2000® Index – Historical Closing Values January 2, 2014 to August 2, 2024

August 2024	PS-10

Citigroup Global Markets Holdings Inc.
Contingent Barrier Digital Notes Based on the Worst Performing of the Russell 2000® Index and the S&P 500® Index Due August , 2025

Information About the S&P 500® Index

The S&P 500® Index consists of common stocks of 500 issuers selected to provide a performance benchmark for the large capitalization segment of the U.S. equity markets. It is calculated and maintained by S&P Dow Jones Indices LLC. The S&P 500® Index is reported by Bloomberg L.P. under the ticker symbol “SPX.”

“Standard & Poor’s,” “S&P” and “S&P 500®” are trademarks of Standard & Poor’s Financial Services LLC and have been licensed for use by Citigroup Inc. and its affiliates. For more information, see “Equity Index Descriptions—The S&P U.S. Indices—License Agreement” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions—The S&P U.S. Indices” in the accompanying underlying supplement for important disclosures regarding the S&P 500® Index.

We have derived all information regarding the S&P 500® Index from publicly available information and have not independently verified any information regarding the S&P 500® Index. This pricing supplement relates only to the securities and not to the S&P 500® Index. We make no representation as to the performance of the S&P 500® Index over the term of the securities.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the S&P 500® Index is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Historical Information

The closing value of the S&P 500® Index on August 2, 2024 was 5,346.56.

The graph below shows the closing values of the S&P 500® Index for each day such value was available from January 2, 2014 to August 2, 2024. We obtained the closing values from Bloomberg L.P., without independent verification. You should not take the historical closing values as an indication of future performance.

S&P 500® Index – Historical Closing Values January 2, 2014 to August 2, 2024

August 2024	PS-11

Citigroup Global Markets Holdings Inc.
Contingent Barrier Digital Notes Based on the Worst Performing of the Russell 2000® Index and the S&P 500® Index Due August , 2025

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal income tax consequences of an investment in the securities. In the opinion of our counsel, Davis Polk & Wardwell LLP, it is reasonable under current law to treat a security as a prepaid forward contract for U.S. federal income tax purposes. However, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible. Moreover, our counsel’s opinion is based on market conditions as of the date of this preliminary pricing supplement and is subject to confirmation on the pricing date.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

•	Upon a sale or exchange of a security (including retirement at maturity), you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the security. Such gain or loss should be long-term capital gain or loss if you held the security for more than one year.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In particular, due to the terms of the securities, there is a substantial risk that the IRS could seek to treat the securities as debt instruments for U.S. federal income tax purposes. In that event, you would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined as of the time of issuance and recognize all income and gain in respect of the securities as ordinary income. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions below and in “United States Federal Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations. However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one. Based on the terms of the securities and representations provided by us as of the date of this preliminary pricing supplement, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be subject to withholding tax under Section 871(m). However, the final determination regarding the treatment of the securities under Section 871(m) will be made as of the pricing date for the securities, and it is possible that the securities will be subject to withholding tax under Section 871(m) based on the circumstances as of that date.

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

August 2024	PS-12

Citigroup Global Markets Holdings Inc.
Contingent Barrier Digital Notes Based on the Worst Performing of the Russell 2000® Index and the S&P 500® Index Due August , 2025

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $2.60 for each security sold in this offering. J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the securities and, from the underwriting fee to CGMI, will receive a placement fee of $2.60 for each security they sell in this offering to accounts other than fiduciary accounts. The amount of the underwriting fee to CGMI will be equal to the placement fee paid to the placement agents. CGMI and the placement agents will forgo an underwriting fee and placement fee for sales to fiduciary accounts. In addition to the underwriting fee, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the securities is a function of the terms of the securities and the inputs to CGMI’s proprietary pricing models. As of the date of this preliminary pricing supplement, it is uncertain what the estimated value of the securities will be on the pricing date because it is uncertain what the values of the inputs to CGMI’s proprietary pricing models will be on the pricing date.

For a period of approximately six months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the six-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time. See “Summary Risk Factors—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

© 2024 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

August 2024	PS-13